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                                                                   EXHIBIT 4.8

                               RECEIPT FOR CREDIT

         Pursuant to Section 2.1 of that certain Exchange and Stock Issuance Agreement between Bionova Holding Corporation, a Delaware corporation (the "Company"), and Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Savia"), dated March 29, 2004 (the "Exchange Agreement"), Savia hereby acknowledges that it has received from the Company an aggregate of 26,959,097 shares of common stock, $.01 par value per share, of the Company. In exchange therefor, Savia hereby acknowledges that it has credited $2,426,318.73 of the $55,459,743.57 principal amount of that certain $55,459,743.57 principal amount Promissory Note of the Company, dated December 30, 2002.

         Dated:   March 29, 2004


                          SAVIA, S.A. de C.V.


                           By:  /s/ Alfonso Romo
                                 --------------------------------
                           Name:    Alfonso Romo
                           Title:   Chief Executive Officer